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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
         Check the appropriate box:
          [ ]   Preliminary Proxy Statement
          [ ]   Confidential, for Use of the Commission only (as permitted by
                Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [X]   Soliciting Material Under Rule 14a-12


                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 09, 2002

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Press Release

Source: C. Robert Coates

Coates and Williams Challenge Northfield's CEO and Directors in Proxy Contest

Lake Forest, IL, July 9, 2002 -- For the first time ever, Northfield's (NASDAQ:
NFLD) shareholders have the opportunity to actually choose two of their own directors:C. Robert Coates and Bert Williams. Coates personally owns 644,200 shares purchased at an average price of $14.95. He began buying these shares in May of 1998 and has held his shares for an average of 3.5 years.

DeWoskin Gets a Failing Grade from the FDA; Shareholders Pay the Price

C. Robert Coates said, "We believe that Northfield's PolyHeme is technologically superior to every other blood substitute.But having the best product is never enough, as Dick DeWoskin, CEO of Northfield, has proven yet again. We are extremely disappointed by DeWoskin's failure to even get to first base with the Food and Drug Administration (FDA) and by the subsequent decline in price from a high of $21.25 on August 17, 2001, to a new all time low of $3.60 on July 3, 2002. These low share prices tell us that DeWoskin now has zero credibility with Northfield's shareholders and the FDA.

"Northfield announced it filed its Biologic License Application (BLA) with the FDA on August 28, 2001. But then on November 19, 2001, Northfield announced that the FDA issued a 'Refusal to File' letter. That means that there were obvious, severe flaws in their application. Nearly eight months have gone by since the FDA refused to review Northfield's application and there is still no resolution. Dick DeWoskin has still not provided shareholders with any information about the FDA letter or on Northfield's progress towards resolving the issues raised in the letter."

Northfield Needs a New CEO and Money Now

"Northfield needs more money, and it needs a CEO who can get the job done for the shareholders. We think the only way to remedy the present situation is to partner with a major pharmaceutical firm on terms satisfactory to shareholders. In addition to infusing much needed capital into the company before it runs out of money, this pharmaceutical company would provide Northfield with an experienced CEO and the marketing and manufacturing expertise that is missing."

How Much Would a Major Pharmaceutical Company Invest to Partner with Northfield?

"We believe that several major pharmaceutical companies would be more than happy to work with Northfield if Dick DeWoskin agreed to step down as CEO after they made a major investment. We believe that Dick turned down an offer of $30-35 a share in 1996 from a major pharmaceutical company. We believe that even todayNorthfield - minus DeWoskin - could sell 3,000,000 new shares to a major pharmaceutical company for $20 a share.

"Why would a major pharmaceutical company pay $20 a share to partner with Northfield when the stock is selling for less than $4.00? Because they can't buy it in the open market without announcing their intentions and driving the price much higher. Also, Northfield's poison pill protects DeWoskin and the directors behind their wall of silence and makes it impossible for any company to acquire a large number of shares without DeWoskin's approval."

How Much Is Northfield's Stock Worth without DeWoskin?

"What is Northfield's stock really worth without DeWoskin and with a new CEO who can get the job done for the shareholders? Just look at the numbers. DeWoskin's announcement that Northfield was filing with the FDA and asking for fast track review and approval lifted Northfield's share price to $21.25 on heavy volume on August 17, 2001. Then the FDA's refusal to review the BLA coupled with the uncertainty created by DeWoskin's no news policy drove the price much lower. Short selling, probably by one or more hedge funds, placed even greater downward pressure on the stock price. The short interest increased from 182,231 shares in July 2001 to 1.2 million shares in June 2002. That's a huge short interest for a stock that trades only a few thousand shares on many days. DeWoskin let the short sellers have a free hand by staying silent. No news at Northfield is not good news. Then DeWoskin refused to address issues raised by Adam Feuerstein in his article titled 'Northfield's Game Plan Remains a Mystery'. The stock plunged 49.7% from $8.01 a week before the article was released to $4.03 just a few weeks later."

Studies Show It Costs $500 to $800 Million to Bring a Major New Drug to Market

"How much is Northfield's PolyHeme worth? Last year the market said it was worth $20 a share just on the basis of the filing and the possibility of approval. But there's still another way to look at this. According to several studies, the costs of bringing a major new drug or biologic through Phase III and gaining FDA approval range from $500 to $800 million. No one we've talked to doubts the safety and efficacy of PolyHeme. It only remains for Northfield to properly demonstrate this to the FDA. So these studies suggest that Northfield shares could be worth between $36.75 and $56.08 on a cost basis once PolyHeme is approved."

Don't Let Today's Low Stock Price or the Short Sellers Fool You: Northfield's Product Can Save Lives and Has Huge Commercial Potential

"With the right management, Northfield's product has tremendous potential, both to save lives and to provide shareholders with above average returns on their investments. PolyHeme has no competition in the trauma market. Moreover, our armed forces and Homeland Security agencies will need to stockpile blood substitutes, just as they are now stockpiling key vaccines and medicines."

Call Us or E-Mail Us at The Robert Coates Group

If you are a shareholder and have any comments, suggestions or questions, please call Simon Goldberg of The RobertCoates Group at 1-800-295-0841, extension 240 or email us at sgoldberg@rcoates.com

Source: C. Robert Coates